EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Board of Directors

Pilgrim’s Pride Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-74984; 333-111929; 333-163639; 333-179563; 333-182586 and 333-186934) on Form S-8 of Pilgrim's Pride Corporation of our reports dated February 21, 2014, with respect to the consolidated balance sheets of Pilgrim's Pride Corporation as of December 29, 2013 and December 30, 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for the fifty-two weeks ended December 29, 2013 and fifty-three weeks ended December 30, 2012, and the effectiveness of internal control over financial reporting as of December 29, 2013, which reports appear in the December 29, 2013 annual report on Form 10-K of Pilgrim's Pride Corporation.

The audit report covering the December 29, 2013 Consolidated Financial Statements contains an explanatory paragraph that states that we also have audited the retrospective adjustments applied to earnings per share in the 2011 consolidated financial statements as described in “Note 13. Stockholders' Equity” under the section “Rights Offering.” In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2011 consolidated financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2011 consolidated financial statements taken as a whole.

/s/ KPMG LLP

Denver, Colorado

February 21, 2014